Exhibit 3.25

CERTIFICATE OF FORMATION

OF

DELPHI FINANCIAL HOLDINGS, LLC

1. The name of the limited liability company is Delphi Financial Holdings, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The existence of the company shall be perpetual.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 30th day of August 2011.

By:	/s/ David M. Sherbin
David M. Sherbin, on behalf of Delphi International Holdings LLP